                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
           SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934


                              VMARK SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)


                 Delaware                                    04-2818132
                 --------                                    ----------
(State of incorporation or organization)                     (IRS Employee
                                                             Identification No.)

50 Washington St., Westboro, Massachusetts                   01581
------------------------------------------                   -----
(Address of principal executive offices)                     (Zip Code)


If this Form relates to the              If this Form relates to the
registration of a class of debt          registration of a class of debt
securities and is effective upon         securities and is to become
filing pursuant to General               effective simultaneously with the
Instruction A(c)(1)please check the      effectiveness of a concurrent
following box. [ ]                       registration statement under the
                                         Securities Act of 1933 pursuant to
                                         General Instruction A(c)(2) please
                                         check the following box. [ ]


       Securities to be registered pursuant to Section 12(b) of the Act:


                JUNIOR PREFERRED STOCK PURCHASE RIGHTS (AMENDED)
                ------------------------------------------------
                    (Title of each class to be so registered)



        (Name of each exchange on which each class is to be registered):

                                      NONE

       Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE

Item 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     On June 6, 1996, the Board of Directors of VMARK Software, Inc. (the "Company") declared a dividend of one purchase right ("Right") for every outstanding share of the Company's common stock, $.01 par value. The terms of the Rights are set forth in a Rights Agreement dated as of June 12, 1996 (the "Rights Agreement") between the Company and State Street Bank and Trust Company, and are described in the Form 8-A filed by the Company with regard to the Junior Preferred Stock Purchase Rights on July 17, 1996 (the "July 17, 1996 8-A"). A copy of the Rights Agreement (including as exhibits the form of Rights Certificate and the Summary of Rights) is attached as an exhibit to the July 17, 1997 8-A. The description of the Rights contained in the July 17, 1997 8-A does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated therein and herein by reference.

     The Rights Agreement has been amended by a First Amendment to Rights Agreement dated as of September 30, 1997 (the "Amendment"). The Amendment has the effect of exempting certain persons and entities from the definition of "Acquiring Person," which exemption effectively allows such persons and entities to acquire or obtain the rights to acquire beneficial ownership of 15% or more of the outstanding shares of the Common Stock of the Company. Such exemption may not apply upon the occurrence of certain specified events set forth within the Amendment. The description of the Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is incorporated herein by reference.

Item 2.   EXHIBITS

1. Rights Agreement, dated as of June 12, 1996 (the "Rights Agreement") between VMARK Software, Inc. and State Street Bank and Trust Company, as Rights Agent. (1)

2. Form of Certificate of Designations, Rights, Preferences and Privileges of the Series A Junior Preferred Stock, par value $.01 per share, of the Company (attached as Exhibit A to the Rights Agreement).
          (1)

3.        Form of Rights Certificate (attached as Exhibit B to the Rights
          Agreement). (1)

4.        Summary of Rights (attached as Exhibit C to the Rights Agreement). (1)

5.        First Amendment to Rights Agreement dated as of September 30, 1997.
          (2)

------------

(1) Incorporated by reference to the exhibit filed with the Company's Form 8-A dated July 17, 1997.

(2) Incorporated by reference to the exhibit filed with the Company's Form 10-Q dated November 12, 1997.


                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                                     VMARK SOFTWARE, INC.



Dated:  November 18, 1997                            By: /s/ Charles F. Kane
                                                     Name:   Charles F. Kane
                                                     Title:  V.P. Finance, CFO
                                                             and Treasurer



                                        3